Exhibit 99.2

Qualys Chairman and Chief Executive Officer Philippe Courtot to Take a Medical Leave of Absence

Sumedh Thakar, Qualys President and Chief Product Officer, Appointed Interim CEO

FOSTER CITY, Calif., February 10, 2021 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of disruptive cloud-based IT, security and compliance solutions, today announced Philippe Courtot, chairman of the board and chief executive officer (CEO), is taking a leave of absence due to health issues unrelated to COVID-19. Qualys’ Board of Directors has appointed Sumedh Thakar, president and chief product officer, as interim CEO and principal executive officer on February 7, 2021. The Board also appointed Thakar to serve on the Board as a Class III director until Qualys’ 2021 annual meeting of stockholders, or until his successor is duly elected and qualified.

Sandra E. Bergeron, Qualys’ Lead Independent Director, stated, “On behalf of Qualys’ Board and all of our employees, we wish Philippe a speedy recovery. As a part of our ongoing succession planning, the Board previously identified Sumedh as the right person to assume interim leadership of the company in an event such as this. During Philippe’s leave of absence, Sumedh has the full support of the Board. With nearly 20 years at Qualys, he brings in-depth experience and has led the transformation of the Qualys Platform and product strategy. We know he has the same customer-oriented mindset that Philippe champions, and that under his guidance, Qualys will continue to provide best-in-class security and compliance solutions.”

“My thoughts are with Philippe and his family,” said Thakar. “In his absence, I am honored to serve as Qualys’ interim CEO. I look forward to working closely with the Board, as well as our talented employee team to continue building on our strong business momentum and drive the company vision forward.”

About Qualys

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of disruptive cloud-based IT, security and compliance solutions with over 19,000 active customers in more than 130 countries, including a majority of each of the Forbes Global 100 and Fortune 100. Qualys helps organizations streamline and consolidate their security and compliance solutions in a single platform and build security into digital transformation initiatives for greater agility, better business outcomes, and substantial cost savings.

The Qualys Cloud Platform and its integrated Cloud Apps deliver businesses critical security intelligence continuously, enabling them to automate the full spectrum of auditing, compliance, and protection for IT systems and web applications across on premises, endpoints, cloud, containers, and mobile environments. Founded in 1999 as one of the first SaaS security companies, Qualys has established strategic partnerships with leading cloud providers like Amazon Web Services, Microsoft Azure and the Google Cloud Platform, and managed service providers and consulting organizations including Accenture, BT, Cognizant Technology Solutions, Deutsche Telekom, DXC Technology, Fujitsu, HCL Technologies, IBM, Infosys, NTT, Optiv, SecureWorks, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance. For more information, please visit www.qualys.com.

Qualys and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Investor Contact

Vinayak Rao

Vice President, Corporate Development and Investor Relations

+1 (650) 801-6210

ir@qualys.com

Media Contact

Tami Casey

Director, Global Corporate Communications

+1 (650) 801-6196

tcasey@qualys.com